Exhibit 99.1

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Shelley Lent

05-10-13/10:00 am CT

Confirmation # 6460110

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Shelley Lent

May 10, 2013

10:00 am CT

Operator:  Good morning, my name is Lisa and I will be your conference call facilitator today. At this time I would like to welcome everyone to Analyst International Corporation’s First Quarter 2013 conference call. All lines have been placed on mute to prevent nay background noise.

On the call today we have AIC’s President and Chief Executive Officer, Brittany McKinney and Senior Vice President and Chief Financial Officer, Lynn Blake. Brittany and Lynn will update you on the performance of the business and following the remarks there will be an opportunity for questions and answers.

Before we begin let me remind you that the remarks made during this conference call will contain forward-looking statements. These forward-looking statements are based on current expectations of management and do not guarantee future performance.

Such statements involve inherent risks and uncertainties including those identified in the risk factor section of the companies most recently filed 10-K. These risk factors could cause actual results to differ materially from those projected in any forward-looking statements.

The company assumes no obligation to update any forward-looking statements made during this conference call. For more information please refer to the company’s press release and SEC filing

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Shelley Lent

05-10-13/10:00 am CT

Confirmation # 6460110

which are available on its web site at www.analyst.com. As a reminder, this call is being recorded. Thank you. I will now turn the conference over to Brittany.

Brittany McKinney:  Good morning and thank you for joining and thank you for joining our Q1 earnings call. I’m going to make a few opening remarks, Lynn will discuss our financial results and then I will review progress on our key objective and our outlook for the year.

As expected, Q1 was a challenging revenue comparison quarter as we expected both a year-over-year and sequential revenue decline. We were however, able to achieve double-digit growth in our strategic accounts which now represent 65% of our total revenue.

The second quarter will be a turning point for our revenue trend. The work we’ve done to strengthen our portfolio will now drive sequential growth throughout the remainder of the year. Our outlook for 2013 remains unchanged with growth in both revenue and earnings year-over-year. I will give you more detail and color on the business but before I do that, Lynn will discuss the Q1 financial results. Lynn?

Lynn Blake:  Thank you Brittany. I’ll provide a summary of the first quarter finical results and some additional commentary on the key drivers of performance in Q1. Our first quarter release and form 10-Q filed yesterday contain the complete details of the financial results.

First, I’ll discuss Q1 revenue. First quarter revenue totaled $24.6 million, down 8.1% from revenue of $26.7 million in Q1 last year. Both Q1 2012 and Q1 2013 had 64 billing days. Revenue decreased approximately $900,000 or 3.5% from Q4 which had 62 billing days.

Q1 is typically a soft quarter in the industry as many assignment end dates coincide with the end of the year. We experienced a decline of approximately 6% in our consultant headcount at the

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Shelley Lent

05-10-13/10:00 am CT

Confirmation # 6460110

end of 2012 and therefore entered the year at a low point which resulted in first quarter revenue being down sequentially from Q4.

Year-over-year revenue was negatively impacted by the continued attrition in markets we have exited and the loss of one major account last year which we have discussed in prior quarters. These two factors resulted in a combined negative revenue impact of $1.1 million in Q1. These items will have a declining impact in each subsequent quarter over the balance of the year with a full year impact of approximately $2.7 million.

In addition we experience year-over-year revenue declines in a few geographic markets where we have less brand recognition and fewer strategic accounts. Our overall revenue decline was partially offset by revenue growth of 11% or $1.6 million in our strategic accounts which now represent 65% of total revenue.

The increase in strategic account revenue is a direct result of our strategy. The large concentration of these accounts represent (wholesome) opportunity and a risk. The risk is that if one account significantly declines it will have a noticeable impact on our business.

By the same token however, when demand is strong within these accounts, we are able to more quickly gain revenue momentum much more so than by incrementally building a large number of small accounts. Our emphasis on building internal capability to gain broad traction in our large strategic accounts is now paying off in the form of meaningful revenue growth that is sustainable.

Moving into Q2, our revenue trajectory has changed. We expect continued strength in our strategic accounts as well as stabilization and growth in the geographic markets where we have had challenges resulting in sequential quarter revenue growth going forward.

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Shelley Lent

05-10-13/10:00 am CT

Confirmation # 6460110

Turning to the rest of the P&L, growth margin was $5.6 million or 22.7% of revenue down $600,000 or 120 basis points from the prior year quarter but up 100 basis points from Q4. The increase from Q4 is due to improved utilization levels and lower benefits related expense.

At this point our healthcare costs have stabilized as compared to Q4 which helped our margin rate return to more normal levels. Our growth margins continue to track above the average of other IT staff and companies. Operating expenses for the quarter were 21.7% of sales and decreased by approximately $900,000 year-over-year due to reduced sales and recruiting costs and lower compensation and incentive expense in our G&A areas.

Our current model gives us operating leverage going forward and we expect the SG&A rate to trend modesty downward over the balance of the year. Despite the impact of lower revenue and growth margin on our bottom line performance Q1 EBITDA was $415,000 up from $341,000 in Q1 of 2012. And net income for the quarter was $229,000 compared to $198,000 a year ago.

The comparable profitability on lower revenue demonstrates the efforts we have made to improve our operating model and cost structure. We had $17,000 of tax expense in the quarter which relates exclusively to state income taxes. We continued to pay no federal income tax due to our NOL carry forwards.

Now turning to the balance sheet, our balance sheet remains strong with a stable cash balance, healthy receivables and no debt. We ended Q1 with $5.7 million cash unchanged from year-end as we had neutral operating cash flow in the quarter.

DSO was 61 days at the end of Q1, a one day improvement from year-end and a seven day improvement from the prior year. We continue to manage the business and our investments carefully and we do not anticipate any need to draw on our credit line. We expect to maintain a cash balance in the range of $5 million to $7 million throughout the year.

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Shelley Lent

05-10-13/10:00 am CT

Confirmation # 6460110

Looking ahead, we anticipate the revenue will be up modestly on a sequential basis in Q2 and we will maintain profitability. Our outlook for the full year is unchanged. We expect results to be between 2011 and 2012 levels with revenue in the $106 million to $109 million range and EBITDA of $2 million to $3 million. With that, I’ll turn the call back to Brittany to review progress against our key objectives.

Brittany McKinney:  Thanks Lynn. Before I describe progress against our key objectives, I want to point out that these objectives are interrelated and capitalized on the IP staffing and industry growth drivers that we talked about last quarter.

First, technology is being used by organizations to drive innovation, growth and cost reductions. Second, increased regulation is driving the need for compliance and reporting. Third, companies are using IT staffing as a means to supplement skills without increasing permanent headcount. And finally, the overall labor market remains tight, with IP unemployment around 3%.

With that as the industry backdrop, let me move into our 2013 objectives which include the following, to increase our footprint in and revenue from strategic accounts, to grow and retain our consultants, to focus on building application-based expertise in the high-demand areas and to continue to drive personal accountability and a team-based approach.

Let me elaborate on each of these objectives and the progress we have made to date. Our first objective is strategic account growth. As we have previously discussed, our number one strength is our portfolio of long-standing marquee clients who place a high value on their relationship with AIC, as evidenced by our Best-in-Staffing awards for the past two years.

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Shelley Lent

05-10-13/10:00 am CT

Confirmation # 6460110

Growing our strategic accounts will result in sustainable, recurring revenue stream and therefore is our primary objective for the year. Everything else we do is in support of this objective. We are seeing evidence that this focus is gaining momentum.

In addition to the increase client activity we talked about on past calls, we are now beginning to realize the tangible results of our efforts. All of the key metrics for these accounts, such as job orders, interviews and placements, continue to trend upward.

For example, job orders have increased more than 25% year-over-year in these accounts. And as Lynn stated, our strategic account revenue grew 11% in the first quarter. We expect the strong growth in these accounts to continue.

Our second objective is to build our talent communities. In order to grow, we need to attract and retain the talent necessary to meet client demand. We have multiple efforts underway. Let me describe a few examples.

First, we’re implementing a dedicated sourcing program for our top growth accounts. Next, we have initiated a rapid redeployment program to improve the retention of existing consultants. And we are continuing to build out on-line communities where our consultants around the country can exchange best practices and collaborate on client solutions.

Our third objective is to leverage our application-based expertise into specialty offerings. The top priorities for CIOs are big data, cloud computing and mobile applications, creating increased demand for IT consultants with these skills.

We are focused on those specific high-growth areas where we can leverage our existing strengths, skill sets and momentum, including areas such as enterprise information management.

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Shelley Lent

05-10-13/10:00 am CT

Confirmation # 6460110

To gain traction in our targeted specialties we are combining a technology focus with an industry vertical focus.

For example, we are taking the expertise that we’ve developed over the years and secured information sharing into healthcare. We are leveraging our experience in developing systems that protect and manage confidential information to support key healthcare data and analytics initiatives.

Our last objective for 2013 is to continue to drive personal accountability and a team-based approach. We continue to change a culture from transaction-based individual efforts to collaborative teams with a strategic account focus.

Individual and team goals, performance metrics, compensation plans and training are being aligned to support and accelerate this transition. While these changes will take time to firmly take hold, we are beginning to see the benefit in terms of new opportunities and growth in our strategic accounts.

Let me close by saying that while the first quarter presented some challenges, we made significant progress on these objectives. In 2013 we remain focused on meeting our financial targets and operational objectives for the year, growing revenue and total share of the business in our strategic accounts, increasing earnings and preserving the financial stability of the company. With that, we will take your questions.

Operator:  Thank you. If you’d like to ask a question on the phone lines today, you can press star 1 on your telephone. Again everyone, that is star 1 to ask a question or make a comment. Also, if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star 1 and we’ll pause for a moment. And we have a question from Bill Nasgovitz with Heartland Funds.

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Shelley Lent

05-10-13/10:00 am CT

Confirmation # 6460110

Bill Nasgovitz:  Yes good morning. Thanks for taking a question. Say you were talking about...

Brittany McKinney:  Good morning Bill.

Will Nasgovitz:  Yes good morning. These number, these things that you are doing, in high demand areas it sounds very sexy - big data, mobile cloud. How much of our business today is in that sector or sectors or vertical?

Brittany McKinney:  Within our overall application-based services 75% is. And within specifically enterprise information management which includes data integration and information-sharing business intelligence, it’s about 30% to 35% of our revenues.

Bill Nasgovitz:  Okay. And how about - do you break out healthcare as another separate vertical then? How do you...

Brittany McKinney:  We look at it from a horizontal and a vertical, so we don’t look specifically at healthcare. Our skills and technologies go across verticals. So from healthcare overall as we report in the 10-K, our healthcare according to SIC code would be about 5% of our revenue.

We look at it much broader than that. We look at healthcare to include insurance and other government agencies or commercial clients that support healthcare, and then you’re significantly increasing that percentage of our total revenue.

Bill Nasgovitz:  Okay. And then just finally, our largest three companies, they count for what percent of our business, of our sales?

Brittany McKinney:  You’re - about the top three clients?

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Shelley Lent

05-10-13/10:00 am CT

Confirmation # 6460110

Bill Nasgovitz:  Yes.

Brittany McKinney:  You know, from an overall perspective, right, we have two reportable clients that we report in the K. And so if you take a look at those, those two accounted for approximately let me see about $23 million to $25 million last year.

Bill Nasgovitz:  So about 25%.

Brittany McKinney:  Yes and that’s the top two. Those are our only two reportable clients.

Bill Nasgovitz:  Great. Okay I’ll get back into the queue. Thanks.

Operator:  And there are no further questions at this time. I would like to turn the conference back over to our presenters for any additional or closing remarks.

Brittany McKinney:  Okay. Well thank you again for joining us this morning and your interest in AIC. This concludes today’s call.

Operator:  And that concludes today’s presentation. Thank you for your participation.

END